Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANT

We have issued our reports dated September 15, 2008 and November 27, 2007 with respect to the financial statements of Bodet & Horst USA LP for the years ended June 30, 2008, 2007, and 2006, respectively. These reports are included in and incorporated by reference in the current report of Culp, Inc. on Form 8-K/A (Amendment No. 1) dated October 23, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Culp, Inc. on Form S-8 (File No. 333-59512 effective April 26, 2001, File No. 333-59514 effective April 25, 2001, File No. 333-27519 effective May 21, 1997, File No. 333-101805 effective December 12, 2002, File No. 33-13310 effective March 20, 1987, File No. 33-37027 effective September 18, 1990, File No. 33-80206 effective June 13, 1994, File No. 33-62843 effective September 22, 1995, and File No. 33-147663 effective November 27, 2007).

/s/ GREER & WALKER LLP

Charlotte, North Carolina
October 23, 2008